Exhibit 99.1

Gladstone Investment Corporation Announces Amendment to its Credit Facility

MCLEAN, VA, November 17, 2016 — Gladstone Investment Corporation (NASDAQ: GAIN; the “Company”) announced today that on November 16, 2016, the Company, through its wholly-owned subsidiary, Gladstone Business Investment, LLC, entered into Amendment No. 2 to its Fifth Amended and Restated Credit Agreement (the “Credit Facility”) with Keybank National Association, Alostar Bank of Commerce, Manufacturers and Traders Trust, East West Bank, Chemical Bank (as successor in interest to Talmer Bank and Trust), and Customers Bank. The amendment follows the successful issuance of $57.5 million of 6.25% Series D Cumulative Term Preferred Stock, due 2023, in September 2016, the proceeds of which significantly exceeded the redemption payment of $40.0 million made on September 30, 2016 for the Company’s 7.125% Series A Cumulative Term Preferred Stock, due 2017. The Company’s availability under its previous revolving line of credit was approximately $80 million prior to the amendment and approximately $102 million following the completion of the amendment.

Amendment No. 2 amended the Credit Facility to, among other things:

•	extend the revolving period by over two years to November 15, 2019;

•	extend the maturity date by over two years to November 15, 2021, at which time all principal and interest will be due and payable unless the Credit Facility is extended as described below;

•	lower the interest rate margin by 10 basis points to 3.15% until November 15, 2019, with the margin then increasing to 3.40% for the period from November 15, 2019 to November 15, 2020, and increasing further to 3.65% thereafter;

•	change the unused commitment fee from 0.50% of the total unused commitment amount to 0.50% on the portion of the total unused commitment amount that is less than or equal to 45% of the total commitments and 0.80% on the total unused commitment amount that is greater than 45%.;

•	reduce the current commitment amount to $165 million from $185 million and retain the ability to expand to a total facility amount of $250 million through additional commitments of new or existing lenders;

•	change the static advance rate of 50% to multi-tiered advance rates up to 64% based on collateral quality; and

•	provide two one-year extension options that may be exercised on or before the first and second anniversary of this amendment, subject to approval by all lenders.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 136 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.